Exhibit 99.1

Contact: Harvey Kamil	Carl Hymans
NBTY, Inc.	G.S. Schwartz & Co.
President & Chief Financial Officer	212-725-4500
631-200-2020	carlh@schwartz.com

NBTY ANNOUNCES PRELIMINARY UNAUDITED NET SALES RESULTS FOR MAY 2010—

RONKONKOMA, N.Y. — June 8, 2010 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced preliminary unaudited net sales results for the month of May 2010.

NBTY’s preliminary unaudited net sales results for the month of May 2010 by segment are as follows:

NET SALES

(Preliminary and Unaudited)

FOR THE MONTH OF MAY

($ In Millions)

	2010	2009	% Change

Wholesale / US Nutrition	$158	$139	14%

North American Retail	$18	$18	3%

European Retail	$51	$51	-2%

Direct Response / E-Commerce	$18	$16	14%

Total	$246	$224	10%

North American Retail same store sales increased 2% for the one month period.  European Retail net sales in local currency, (British Pound Sterling), increased 4% and same store sales remained unchanged for the one month period.

NBTY’s preliminary unaudited net sales results for the two-month period of April and May 2010 by segment are as follows:

NET SALES

(Preliminary and Unaudited)

FOR THE TWO MONTHS OF APRIL AND MAY

($ In Millions)

	2010	2009	% Change

Wholesale / US Nutrition	$298	$270	10%

North American Retail	$36	$35	3%

European Retail	$102	$99	2%

Direct Response / E-Commerce	$37	$33	11%

Total	$473	$438	8%

North American Retail same store sales increased 2% for the two-month period.  European Retail net sales in local currency, (British Pound Sterling), increased 3% and same store sales decreased 1% for the two-month period.

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 25,000 products, including products marketed by the Company’s Nature’s Bounty(R) (www.naturesbounty.com), Vitamin World(R) (www.vitaminworld.com), Puritan’s Pride(R) (www.puritan.com), Holland & Barrett(R) (www.hollandandbarrett.com), Rexall(R) (www.rexall.com), Sundown(R) (www.sundownnaturals.com), MET-Rx(R) (www.metrx.com), Worldwide Sport Nutrition(R) (www.sportnutrition.com), American Health(R) (www.americanhealthus.com), GNC (UK)(R) (www.gnc.co.uk), DeTuinen(R) (www.detuinen.nl), LeNaturiste™ (www.lenaturiste.com), SISU(R) (www.sisu.com), Solgar(R) (www.solgar.com), Good ‘n’ Natural(R) (www.goodnnatural.com), Home Health™ (www.homehealthus.com), Julian Graves, (www.juliangraves.com) and Ester-C(R), (www.ester-c.com) brands.  NBTY routinely posts information that may be important to investors on its web site.